State of Delaware
Secretary of State
Division of Corporations
Delivered 06:53 PM 01/09/2012
FILED 06:50 PM 01/09/2012
SRV 120027831 - 4482410 FILE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

TOP GEAR INC.

Top Gear Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:           The name of the Corporation is Top Gear Inc.

SECOND:      This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on December 31, 2007 (the “Certificate of Incorporation”).

THIRD:           Article I of the Certificate of Incorporation is hereby deleted and replaced in its entirety with the following:

“ARTICLE I

The Name of this Corporation shall be “Luxeyard, Inc.”

FOURTH:         Article IV of the Certificate of Incorporation is hereby deleted and replaced in its entirety with the following:

“ARTICLE IV

The total number of shares of stock which the Corporation has authority to issue is One Hundred Million (100,000,000) shares, all of which are designated common stock, par value of one one-hundreth of one mil ($0.0001) per share.

Without regard to any other provision of this Certificate of Incorporation, each one (1) share of common stock, either issued and outstanding or held by the Corporation as treasury stock (and including each fractional share held by any stockholder and each fractional interest held by the Corporation or its agent pending disposition on behalf of those entitled thereto), immediately prior to the time this amendment becomes effective shall be and hereby is automatically reclassified and changed (without any further act) into seventeen (17) fully-paid and nonassessable shares of common stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 1 to 17 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued.”

FIFTH:           This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

SIXTH:           This Certificate of Amendment shall be effective as of 6:01 p.m. EST on the date written below.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 4th day of January, 2012.

TOP GEAR INC.

By:	/s/ Braden Richter
Name: Braden Richter
Title: President and Chief Executive
Officer